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Exhibit 21

        Bank of Manhattan, N.A., a nationally-chartered banking association organized under the laws of the United States.

        MBFS Holdings, Inc., a California corporation

        Manhattan Capital Markets LLC, a California limited liability company

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  Exhibit 21